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                                                                       EXHIBIT 5


                                                                  March 22, 2002



McKesson Corporation
McKesson Plaza
One Post Street
San Francisco, CA 94104


        I am Senior Vice President, General Counsel and Secretary of McKesson Corporation, a Delaware corporation (the "Company"). In that capacity I have reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to 20,000,000 shares of the Company's Common Stock, par value $0.01 per share, issuable pursuant to the McKesson Corporation Profit-Sharing Investment Plan (the "Plan"). As General Counsel, I am familiar with the Company's Restated Certificate of Incorporation and its Restated By-Laws, as amended to date. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purpose of this opinion.

        Based upon the foregoing, I am of the opinion that the shares of Common Stock of the Company, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement on Form S-8.

                                        Very truly yours,


                                        /s/Ivan D. Meyerson
                                        Ivan D. Meyerson
                                        Senior Vice President,
                                        General Counsel and Secretary